NON-COMPETITION AGREEMENT

THIS AGREEMENT dated for reference the 29th day of August, 2003.

BETWEEN:

EAESW INC., doing business as Strata Web Systems Ltd., a Colorado company, having an office at Suite 855, 700 Fourth Avenue SW, Calgary, Alberta T2P 3J4 and PETROLEUM PLACE, INC. ("Petroleum Place"), a Colorado company, having an office at 1221 Lamar, Suite 1400, Houston, Texas, USA 77010

(collectively the "Vendors")

AND:

STORAGE ALLIANCE INC., a Nevada corporation, extra-provincially registered in the Province of Alberta and having an office at Suite 725, 435 Fourth Avenue SW, Calgary, Alberta, T2P 3A8

(the "Purchaser")

WHEREAS:

  By an asset purchase agreement, dated for reference August 14, 2003, between the Vendors and the Purchaser (the "Asset Purchase Agreement"), the Vendors agreed to sell and the Purchaser agreed to purchase an internet and intranet mapping and information management software business known as Strata Web as described in the Asset Purchase Agreement (the "Business"); and

  It was an essential term and condition of the Asset Purchase Agreement and a requirement of closing that the parties enter into this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and in consideration of the purchase price by the Purchaser to the Vendors under the Asset Purchase Agreement it is agreed by and between the parties hereto as follows:

  The Vendors jointly and severally covenant and agree with the Purchaser that they shall not, without the prior written consent of the Purchaser, at any time during the period terminating one (1) year from the date hereof (the "Restrictive Period"), either individually or in partnership or jointly or in conjunction with any person or persons, including without limitation any individual firm, association, syndicate, company, corporation or other business enterprise as principal agent, shareholder, officer, employee or in any other manner whatsoever, carry on, be engaged in, be concerned with, interested in or otherwise take part in any business or undertaking that may potentially be in competition with the Business anywhere in Alberta, Canada provided that such restriction shall not apply to any business conducted by Petroleum Place in Canada, which would not compete in any way whatsoever with the Business.

  The Vendors shall not, without the prior written consent of the Purchaser, at any time directly or indirectly (including after any amalgamation, merger or other similar transaction), solicit or aid in the solicitation of any persons who were customers of the Strata Web Business at the time the Strata Web Business was sold to the Purchaser pursuant to the Asset Purchase Agreement (the "Customers") for the purpose of providing goods or services to the Customers that are similar to or competitive with the Business.

  The Vendors shall not, without the prior written consent of the Purchaser, at any time directly or indirectly (including after any amalgamation, merger or other similar transaction), solicit or aid in the solicitation of any persons who were employees of the Business, including the Named Employees (as that term is defined in the Asset Purchase Agreement) for the purpose of employing or engaging such persons to provide services to either of the Vendors and any of their respective affiliates or agents.

  If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the enforceability or the validity of any other covenant or provision of this Agreement or any part thereof.

  The parties to this Agreement recognize that a breach by any party hereto of any of the covenants herein contained would result in damages to the party in whose favour the covenant is made (the "Injured Party") and that such Injured Party could not adequately be compensated for such damages by monetary reward. Accordingly, the parties agree that in the event of any such breach, in addition to all other remedies available at law and equity, the Injured Party shall be entitled as a matter of right to apply to a court of competent equitable jurisdiction for such relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions of this Agreement.

  The parties agree that all restrictions in this Agreement are necessary and fundamental to the protection of each party's business and assets including, without limiting, the Business (including goodwill) purchased by the Purchaser from the Vendors pursuant to the Asset Purchase Agreement, and all such restrictions are reasonable and valid, and all defenses to the strict enforcement thereof are hereby waived by each of the parties.

  The Vendors acknowledge and agree that because the purchase price paid by the Purchaser to the Vendors for the Business purchased pursuant to the Asset Purchase Agreement consists substantially of goodwill and is based on the earnings of the Business, it is vital that the Purchaser have the exclusive right to carry on the Business purchased from the Vendors to the extent contemplated in this Agreement and that this will not be possible if the Vendors acts in breach of this Agreement.

  The parties acknowledge and confirm that:

    they have been each independently advised by counsel in respect of the provisions of this Agreement; and

    they have negotiated the provisions hereof in connection with the Asset Purchase Agreement and prior to the completion of the transactions contemplated in the Asset Purchase Agreement, on an equal footing based on equal bargaining power.

  Each provision of this Agreement is declared to constitute a separate and distinct covenant and to be severable from all other such separate and distinct covenants.

  This Agreement shall be construed in accordance with and governed by the laws enforced from time to time in the Province of Alberta.

  This Agreement will enure to the benefit of and be binding upon the parties and their respective successors, and permitted assigns.

  Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the parties hereto unless reduced to writing and signed by the party or parties affected thereby.

  No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar), nor will any waiver constitute a continuing waiver unless otherwise expressly agreed in writing.

  This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

  This Agreement may be executed by facsimile signature.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day month and year first above written.

EAESW INC., doing business as PETROLEUM PLACE, INC.
Strata Web Systems Ltd.

Per: /s/ signed Per: /s/ signed
Authorized Signatory Authorized Signatory

STORAGE ALLIANCE INC.

Per: /s/ signed
Authorized Signatory